Exhibit 10.20
OMNIMMUNE CORP.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 20th day of June 2008 by and between Omnimmune Corp., a Texas corporation (“Company”), and Alex Krichevsky, DVM, Ph.D., a resident of the State of Pennsylvania (“Executive”).

RECITALS

WHEREAS, Company's board of directors (the “Board”) has determined that it is in its best interest to enter into a written employment agreement with Executive; and

WHEREAS, Executive desires to accept the terms and conditions of this Agreement in exchange for the benefits offered hereunder.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	EMPLOYMENT TERMS AND DUTIES

1.1           Employment.  Upon and coincident with the Effective Date (as defined below), Company agrees to employ and Company hereby employs Executive, and Executive hereby accepts employment by Company, upon the terms and conditions set forth in this Agreement.

1.2           Duties.

1.2.1                      In General.  Executive shall serve as Company's Executive Vice President and Director of Research & Development.  In such capacity, Executive shall report to Company’s President and CEO or designee.  In any one of such capacities, Executive shall perform the duties and responsibilities customarily performed by an individual with such titles and as may otherwise be assigned to him from time to time by Company (the “Services”).  Except as otherwise provided in Section 1.2.2, below, during the term of Executive's employment hereunder, Executive shall devote his full working time and efforts to the performance of his duties and the furtherance of the interests of Company and shall not be otherwise employed.

1.2.2                      Other Activities.  Except as otherwise agreed upon by Company, Executive shall devote all of Executive's business time, energy and skill to performing the Services and shall perform the Services diligently, faithfully and to the best of Executive's abilities.  Notwithstanding the above, Executive may serve as a director or trustee of other organizations, or engage in charitable, civic, and/or governmental activities, provided that any such services and activities do not interfere with Executive's ability to perform his duties under this Agreement and that Executive obtains written consent for all such activities from Company, which consent will not be unreasonably withheld, which Executive shall be free to pursue at no more than 5% of his business time.  Consistent with the foregoing, Executive may engage in personal activities, including, without limitation, personal investments, provided that such activities described under this Section 1.2.2 do not interfere with Executive's performance of the Services or any other of Executive's written agreements with Company.

1.2.3                      Compliance with Policies.  Subject to the terms of this Agreement, during the Term, Executive shall comply in all material respects with all Company policies and procedures applicable to employees of Company generally and Executive specifically.  In connection with and as a condition to this Agreement, Executive and Company shall enter into as of the Effective Date that certain Statement of Additional Terms and Conditions Relating to Employment Agreement substantially in the form attached hereto as Exhibit A, which is incorporated herein and made a part hereof, and Assignment, a form of which is attached thereto (together, the “Statement”).

1.3           Employment Term.  Company agrees to employ Executive pursuant to the terms of this Agreement, and Executive hereby accepts employment with Company, upon the terms set forth in this Agreement, for the period commencing upon and coincident with the 1st day of May 2008 (the “Effective Date”) and ending upon the earlier of:

(a)           Expiration Date.  That date which coincides with the last day of either the Initial Term (as defined below) or the Renewal Term (as defined below), as the case may be (such date shall be referred to as the “Expiration Date”) (For purposes of this Agreement, the phrase “Initial Term” shall mean that period from the Effective Date through and including the fourth anniversary of the Effective Date; and the phrase “Renewal Term” shall mean each consecutive twelve month period immediately following the Initial Term, during which period this Agreement shall automatically renew on the same terms and conditions hereof and without any further act on the part of either party, provided, however, that in no event shall the term of this Agreement be renewed hereunder if and to the extent either party delivers to the other written notice of his or its intent to not renew this Agreement at least one hundred and eighty (180) days prior to the end of the Initial Term or any succeeding Renewal Term (as the case may be) (the ”Notice of Nonrenewal”)); or

(b)           Termination Date.  The term Termination Date (as such phrase is defined in Section 1.5 of this Agreement).

The period from the Effective Date to the earlier to occur of either the Expiration Date or Termination Date shall be hereinafter referred to as the “Employment Term.”  Notwithstanding the foregoing, in no event shall this Agreement be or otherwise become effective at any time or on any date other than upon and coincident with the effective date of the PAA (as defined below).

                1.4 Compensation and Benefits.

1.4.1 Base Salary.  In consideration of the services rendered to Company hereunder by Executive and Executive's covenants, Company agrees to pay Executive during the Employment Term a salary at the annual rate of Two Hundred Forty Five Thousand Dollars ($245,000)(the “Base Salary”), subject to upward adjustments as set forth in the next sentence, less statutory deductions and withholdings, payable in accordance with Company's regular payroll practices.  Executive's Base Salary shall be increased (a) automatically as of and coincident with each anniversary date by the year-over-year increase in the cost of living index, if any, as determined by the Bureau of Labor Statistics and  (b) in the case where Executive is required to relocate his Employment Base by more than fifty (50) miles outside of the Pittsburgh, Pennsylvania metropolitan statistical area (a “Relocation”), by the greater of either an additional 10% of Base Salary or the differential between the cost of living index for Executive’s Employment Base from which he is being required to relocate over the cost of living index for Employment Base to which Executive may be required to relocate.    For purposes of this Agreement, the phrase “Employment Base” shall mean the location at which Executive performs or is to perform substantially all of his Services.  Notwithstanding any provision in this Agreement to the contrary, Seventy-Five Thousand Dollars ($75,000) of the Base Salary shall be accrued and not be paid until Company shall have completed the Milestone I (as defined below)(the “Accrued Base Salary”), at which time Company shall (a) pay Executive thereafter his entire Base Salary and (b) pay in lump sum to Executive within thirty (30) days thereafter his Accrued Base Salary.

1.4.2 Bonus.  In addition to the Base Salary, during the Employment Term, Executive shall be entitled to the following bonus payments:

(a)           Initial Bonus.  Executive shall be paid the amount of Fifty One Thousand Dollars ($51,000), to be paid as follows:  Twelve Thousand Dollars ($12,000) within ten (10) calendar days of the Initial Closing (as such phrase is defined in that certain agreement entitled “Placement Agency Agreement,” entered into of even date herewith by and between New Castle Financial Services, LLC and Company)(the “PAA”); and Thirty Nine Thousand Dollars ($39,000) within thirty (30) days following the date on which Company satisfied Milestone II (as defined below); provided, however, of the $39,000, Nine Thousand Dollars ($9,000) shall be paid not later than the first anniversary of the Effective Date (the “Initial Bonus”).

(b)           Revenue Percentage Bonuses.  Executive is to be paid a bonus in accordance with the formula described in Exhibit B, entitled “Revenue Percentage Bonuses”)(the “Revenue Percentage Bonuses”), which Exhibit is attached hereto and made a part hereof.

(c)           Other Bonuses.  Executive shall be entitled to such other bonuses from time to time as Company’s board of directors may determine (the “Other Bonuses”)(together with the Initial Bonus and Revenue Percentage Bonus, the “Bonuses”).

(d)           Definitions.  For purposes of this Agreement, the following terms and phrases shall have the following meaning:

(i)           “Milestone I” shall mean the date on which Company shall have raised an aggregate of Four Million Five Hundred Thousand Dollars ($4,500,000) in equity financing following the Effective Date;

(ii)           “Milestone II” shall mean the date on which Company shall have raised an aggregate of Three Million Dollars ($3,000,000) in equity financing following the Effective Date.

1.4.3 Nonqualified Stock Options.  In addition to any and all other compensation described under this Agreement, Company and Executive shall enter into of even date herewith a Nonqualified Stock Option Agreement (the “Stock Option Agreement”), pursuant to which Executive shall be granted the right to purchase that number of shares of Company common stock and on such terms and conditions are described therein.

1.4.4 Benefits Package.  Company intends to provide for its employees generally a plan of medical and disability insurance, in which Executive will participate, provided that such plan may be obtained at a reasonable cost as determined by Company’s board of directors.

1.4.5 Vacation and Personal Leave.  Executive shall be entitled to twenty (20) calendar business days paid vacation, in accordance with the vacation accrual schedule, if any, set forth in Company's Employee Handbook.  Additionally, Executive shall be entitled to take personal leave up to a maximum of fifteen (15) calendar business days for each year of this Agreement, such days being utilized for observance of Shabbat and Orthodox Jewish religious holidays or sick leave, which days may not be accrued or otherwise carried over from year to year.

1.4.6 Expenses.  Company shall, upon receipt from Executive of supporting receipts to the extent required by applicable income tax regulations and Company's reimbursement policies, reimburse Executive for all out-of-pocket business expenses reasonably and actually incurred by Executive in connection with his employment hereunder and consistent with Company policies.  In addition to the foregoing, Company shall reimburse Executive for out-of-pocket expenses reasonably and actually incurred by him, to include costs associated with assisting in finding a job for his spouse, for a Relocation, with amounts in excess of Five Thousand Dollars ($5,000) requiring Company’s prior written consent, which consent shall not be unreasonably withheld.

1.5.1 Termination Date.  Executive's employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the first to occur of any of the following, at the time set forth therefore (the “Termination Date”):

1.5.1.1 Mutual Termination.  At any time by the mutual written agreement of Company and Executive;

1.5.1.2 Death or Disability.  Immediately upon the death of Executive or a determination by Company that Executive has ceased to be able to perform the essential functions of his duties, with or without reasonable accommodation, for a period of not less than ninety (90) consecutive days, due to a mental or physical illness or incapacity (“Disability”) (termination pursuant to this Section being referred to herein as termination for “Death or Disability”);

1.5.1.3 Voluntary Termination By Executive.   Four (4) weeks following Executive's written notice to Company of termination of employment; provided, however, that Company may waive all or a portion of such notice period and accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this Subsection being referred to herein as “Voluntary” termination);

1.5.1.4 Termination For Cause By Company.  Immediately following notice of termination for “Cause” given by Company (as defined below) and failure by Executive to cure, if applicable, with such notice specifying such Cause (termination pursuant to this Subsection being referred to herein as termination for “Cause”)(As used herein, “Cause” means (i) termination based on Executive's conviction or entry of a plea of guilty for any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving dishonesty or willful misconduct that materially injures Company (whether or not a felony)(notwithstanding the forgoing, if Executive is named as a target of an investigation into or otherwise indicted for any such crimes, then Company shall have the right to suspend both Executive from having the right to perform his duties under this Agreement and Company’s obligation to pay Executive any and all compensation, including, without limitation, Base Salary, any and all Bonuses and benefit continuation, otherwise due to him until such time as Executive is cleared or otherwise determined not guilty of any such allegations, in which event all such performance obligations shall be reinstated for the remaining Term of this Agreement and all such compensation that went unpaid as a result thereof shall be paid to Executive in lump sum within thirty (30) days thereafter); (ii) Executive's substance abuse that in any manner interferes with the performance of his duties; (iii) Executive's failure or refusal to (A) follow the lawful and proper directives of the Board or Executive's supervisor(s) that are within the scope of Executive's duties and Executive's failure to cure the same within thirty (30) days following written notice thereof or (B) comply in all material respects with Company's written policies, including, without limitation, relating to its employment of personnel, handling of confidential information or trade secrets and trading in its securities and Executive's failure to cure the same within thirty (30) days following written notice thereof; (iv) Executive's material breach of this Agreement or any other agreement entered into with Company in connection with Company's confidential information, trade secrets or other property and Executive's failure to cure the same within thirty (30) days following written notice thereof; or (v) misconduct by Executive that has or could materially discredit or damage Company and Executive's failure to cure the same within thirty (30) days following written notice thereof);

1.5.1.5 Termination Without Cause By Company.  Notwithstanding any other provision in this Agreement to the contrary, including, but not limited to Section 1.3 above, Company may terminate without Cause Executive's employment under this Agreement two (2) weeks following its notice of such termination; provided, however, that during any such period, Company may suspend, with no reduction in pay or benefits, Executive from his duties as set forth in this Agreement (including, without limitation, Executive's position as Executive Vice President and Director of Research & Development and his Services relating thereto) (termination pursuant to this Subsection being referred to herein as termination “Without Cause”);

1.5.1.6 Termination For Good Reason by Executive.  At the election of Executive for Good Reason.  A “Good Reason” shall occur only if:

1.5.1.6.1 Either Executive's compensation or benefits as described under this Agreement is reduced, discontinued or otherwise adversely affected without his prior written consent; or

1.5.1.6.2 Company fails to perform timely any of its material obligations under or otherwise engages in any other act or omission in material breach of this Agreement and fails to cure the same within thirty (30) days following written notice thereof.

Prior to invoking a “Good Reason” termination, Executive must first notify Company of the grounds for the “Good Reason” termination and permit Company, within thirty (30) days after receipt of such notice, an opportunity to cure.

1.5.1.7 Other Remedies.  Termination pursuant to Section 1.5.1.4 above shall be in addition to and without prejudice to any other right or remedy to which Company may be entitled at law, in equity, or under this Agreement.

1.6 Severance and Termination.

1.6.1 Voluntary Termination, Termination for Cause, or Termination for Death or Disability.  In the case of a termination of Executive's employment hereunder by mutual agreement under Section 1.5.1.1, for Death or Disability in accordance with Section 1.5.1.2 above, or Executive's Voluntary termination of employment hereunder in accordance with Section 1.5.1.3 above, or a termination of Executive's employment hereunder for Cause in accordance with Section 1.5.1.4 above, (a) Executive shall not be entitled to receive payment of, and Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than the Executive Note,  Base Salary earned but unpaid, accrued but unused vacation or personal leave days to the extent required by Company's policies, vested benefits under any employee benefit plan, and any unreimbursed expenses pursuant to Section 1.4.6 hereof incurred by Executive as of the Termination Date, and (b) Company's obligations under this Agreement shall immediately cease.

1.6.2 Termination Without Cause by Company, or For Good Reason by Executive.  Subject to the provisions set forth in this Agreement, in the case of a termination prior to the fourth anniversary of the Effective Date of Executive's employment hereunder Without Cause in accordance with Section 1.5.1.5 or for Good Reason by Executive in accordance with Section 1.5.1.6 above, (a) Company shall pay, and Company shall continue to pay Executive's Base Salary (in the case where Executive’s employment is terminated by him for Good Reason due to a reduction in his Base Salary without his consent, then Base Salary in this circumstance shall mean that amount paid as such prior to any such reduction) and Executive shall continue to be eligible to receive all benefits provided pursuant to Section 1.4.4 for a period ending on the fourth anniversary of the Effective Date and the Revenue Payment Bonuses for such period and on such terms and conditions as such payments were awarded at the time of grant  (hereinafter the “Severance Payments”); provided that for the avoidance of doubt, Severance Payments shall not include any Other Bonuses; and (b) all unvested stock options held by Executive shall immediately vest.  Any such Severance Payments shall be payable in installments in accordance with Company's normal payroll practices and subject to the tax withholding specified in Section 1.4.1 above, as full, final and complete satisfaction of its obligations under this Agreement, and Executive shall have no further claims against Company for any further compensation whatsoever, other than the continuation of any employee welfare benefits as may be and to the extent required by law.

1.6.3 Severance Conditioned on Release of Claims. Unless it otherwise elects to waive any such condition precedent, Company's obligation to provide Executive with the Severance Payment set forth in Section 1.6.2 is contingent upon Executive's and Company's execution of that certain Form of Release, a copy of which is attached hereto and marked as Exhibit “C” (the “Release”).  If Executive fails to sign the Release within twenty-one (21) days of receipt of notice of termination pursuant to Section 1.5.1.5, or subsequently rescinds the Release, Executive shall not be entitled to receive Severance Payments pursuant to Section 1.6.2 and Section 1.6.3.

1.6.4  Mitigation. Executive promises and agrees to use reasonable efforts to secure substitute employment or other source of income consistent with Executive's skills, education  and experience (a “Comparable Position”) and promptly advise Company of the amount and source of any wages or other compensation received by him from any such Comparable Position during any period in which Executive is receiving Severance Payments from Company (the “Severance Period”).  During the Severance Period, such Severance Payments to be provided to Executive shall be reduced on a dollar-for-dollar basis by any wages or other compensation actually received by Executive during the Severance Period, regardless of whether such wages or compensation are from employment, consulting, or other related activities, from Comparable Positions.

1.6.5 WARN Act Offset.  In the event that Executive's termination Without Cause in accordance with Section 1.5.6 above is covered by the Worker Adjustment Retraining Notification Act (“WARN”) at the time of Executive's termination, or is deemed to be covered by WARN retrospectively within 90 days after Executive's termination, the amount of any Severance Payment or Benefit Continuation Executive is entitled to receive pursuant to Section 1.6.2 shall be reduced by an amount equal to any payments Company is required to provide Executive under WARN or by the amount of pay Executive receives during any portion of WARN's 60-day notice period where Executive does not perform any work for Company.

2.           REPRESENTATIONS AND WARRANTIES BY EXECUTIVE

Executive represents and warrants to Company that (a) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (b) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (c) Executive is not subject to any pending or, to Executive's knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of Company.  Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith.

3.	MISCELLANEOUS

3.1 Notices.  All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

If to the Executive, to:

Alexander Krichevsky
301 N. Pasadena Drive
Pittsburgh, PA 15215

If to Company, to the Board at the following address:

Omnimmune Corp.
4600 Post Oak Place, Suite 352
Houston, Texas 77027
Attn:  Board of Directors

With copy to:

Frank McDaniel, Esq.
McDaniel & Henry, LLP
PO Box 681235
Marietta, Georgia  30067-0021

All such notices, requests and other communications will (a) if delivered personally to the addresses as provided in this Section be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section be deemed given upon receipt, and (c) if delivered by mail in the manner described above to the addresses as provided in this Section be deemed given upon receipt (in each case regardless of whether such notice, request, or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).  Any party from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

3.2 Authorization to be Employed.  This Agreement, and Executive's employment hereunder, is subject to Executive providing Company with legally required proof of Executive's authorization to be employed in the United States of America.

3.3 Entire Agreement.  This Agreement, together with the Statement, the Release Agreement, the Stock Option Agreement and Executive Note (all of which being entered into by and between Company and Executive of even date herewith (with the Executive Note being dated as of March 1st, 2008)), supersedes any and all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect thereto.  In particular, except for claims arising under the Executive Note, Executive hereby and forever releases and discharges Company and each Affiliate thereof from any and all causes of action, actions, affirmative defenses, defenses, counterclaims, judgments, liens, indebtedness, damages, losses, claims, liabilities  and demands of every kind and character, whether known or unknown, liquidated or unliquidated, suspected or unsuspected, existing or prospective, from the beginning of time through and including the Effective Date arising from, under or in connection with that certain consulting agreement entered into by and between Company and Executive dated as of the 15th day of January 2001.

3.4 Survival.  The parties hereby acknowledge and agree that, notwithstanding any provision of this Agreement to the contrary, their respective obligations pursuant to Sections 1.6 2, 3 and the Statement shall survive the termination of this Agreement, the Employment Term and/or the Executive's employment with Company.

3.5 Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

3.6 Amendment.  This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

3.7 No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and Company's successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

3.8 No Assignment; Binding Effect.  This Agreement shall inure to the benefit of any successors or assigns of Company.  Executive shall not be entitled to assign his obligations under this Agreement.

3.9 Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

3.10 Severability.  Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law.  Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable.  If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

3.11 Governing Law and Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANA APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMMERCIAL MATTERS, INCLUDING EMPLOYMENT AGREEMENTS, ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES (IF ANY) BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS EMPLOYMENT AGREEMENT OR MATTERS RELATED HERETO.

3.12 Jurisdiction.  The parties hereby consent to the personal jurisdiction and venue of any court physically located within the County of Allegheny, Pennsylvania in connection with any legal or equitable action between the parties arising out of or in connection with this Agreement.

3.13 Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

3.14 Opportunity to Obtain Counsel.  In connection with the preparation of this Agreement, Executive acknowledges and agrees that: (a) this Agreement was prepared by legal counsel to Company (the “Law Firm”) solely on behalf of Company and not on behalf of Executive; (b) Executive has been advised that his interests may be opposed to the interests of Company and, accordingly, the Law Firm's representation of Company in the preparation of this Agreement may not be in the best interests of Executive; and (c) Executive has been advised to retain separate legal counsel.  Executive warrants and agrees that he has had a reasonable opportunity to obtain independent legal counsel with regard to the terms and conditions of this Agreement, and has read and fully understands the terms and conditions of this Agreement.  If Executive elects not to consult with any such counsel, he has done so freely and of his own volition.  By signing this Agreement, Executive is affirming that he has freely and of Executive's own volition acknowledged and agreed to all terms and conditions contained in this Agreement.

3.15 Construction and Interpretation.                                                                                     Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself, or through its agent, prepared the same, and it is expressly agreed and acknowledged that Company and Executive and each of his and its representatives, legal and otherwise, have participated in the preparation hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first set forth above.

COMPANY

Omnimmune Corp.

Signature:        /s/ Harris A. Lichtenstein
Printed Name:  Harris A. Lichtenstein
Title:                  President

EXECUTIVE

Signature:  /s/ Alexander Krichevsky
Printed Name: Alex Krichevsky, DVM, Ph.D.

EXHIBIT A

Statement of Additional Terms and Conditions Relating to Employment Agreement

See attached Form of Agreement.

Exhibit A

OMNIMMUNE, INC.

STATEMENT
OF ADDITIONAL TERMS AND CONDITIONS
RELATING TO EMPLOYMENT AGREEMENT

THIS STATEMENT OF ADDITIONAL STANDARD TERMS AND CONDITIONS RELATING TO EMPLOYMENT AGREEMENT (together with Attachment 1, entitled “Assignment,” the "Agreement") is made a part of and incorporated into that certain Employment Agreement made and entered into of even date herewith by and between Omnimmune Corp., a Texas corporation ("Omnimmune”), and Alex Krichevsky, DVM, Ph.D. ("Executive")(the “Employment Agreement”).  Except as otherwise defined herein, all capitalized terms and phrases shall have the meaning ascribed thereto in the Employment Agreement.  Omnimmune and Executive are sometimes collectively referred to in this Agreement as the “Parties.”

OMNIMMUNE

Authorized Signature: /s/ Harris A. Lichtenstein________
Printed Name:  Harris Lichtenstein, Ph.D
Position: President

EXECUTIVE Signature: /s/ Alex Krichevsky Printed Name: Alex Krichevsky, DVM, Ph.D.
TERMS AND CONDITIONS OF THIS AGREEMENT BEGIN ON THE FOLLOWING PAGE.

TERMS AND CONDITIONS

In consideration of the benefits each Party receives as a result of and under the Employment Agreement and relationship created thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound by this Agreement, hereto hereby agree as follows:

1.           Definitions.  For purposes of this Agreement, the following terms and phrases shall have the meaning ascribed thereto:

“Affiliate” shall mean, with respect to any Persons, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling 10% or more of the outstanding voting interests of such Person; (c) any officer, director, general partner, member or manager of such Person; or (d) any Person who is an officer, director, general partner, trustee, member or holder of 10% or more of the voting interests of any Person described in clauses (a) through (c) of this sentence; and (e) any entity with which Company or any Affiliate thereof as otherwise defined in clauses (a) through (d) hereof shall have a management agreement pursuant to which Company or such Affiliate has the right to manage the business aspects of such entity’s operations;

“Company Products” shall mean any and all (i) Developments made, conceived or created by Executive and relating, to the Restricted Business at the time of execution of this agreement and during the term of this agreement and (ii) Work Products.

“Confidential Information” shall mean any and all proprietary and confidential technical and nontechnical data, information, agreements, documents or other property of Company or any Affiliate thereof, other than "Trade Secrets," and Proprietary Rights thereto, which is of tangible or intangible value to Company or any Affiliate thereof and is not public information or is not generally known or available to Company’s competitors, but is known only to Company or its Affiliates and their employees, independent contractors or agents to whom it must be confided in order to apply it to the uses intended, including, without limitation, all business methods, practices and concepts; business and financial information and records, including, without limitation, accounting records, tax returns, financial statements, projections, forecasts or other budgets, other financial data or plans, business plans and strategies; product plans, customer lists and other customer-related information; vendor or supplier lists and other vendor or supplier-related information; computer or data base files; passwords or other access codes; software programs, language, algorithms, codes; reports; analyses; notes; interpretations; formulae, processes, technology, inventions, patents, and the Proprietary Rights thereto; the terms of this Agreement and any other agreement between the Parties; Company Products and Moral Rights.

“Developments” shall mean any ideas, concepts, invention, modification, discovery, design, development, improvement, process, work of authorship, algorithm, documentation, formula, data, technique, know-how, source code and object code and other computer codes and software programs, technology, research, know-how and other Intellectual Property any and all Proprietary Rights therein or thereto (whether or not patentable or registerable under copyright, trademark or similar statutes or subject to analogous protection); provided, however, that in no event shall the term “Developments” include the Excluded Property.

“Engagement Period” shall mean that period commencing with the Engagement Date and ending as of and coincident with the date on which Executive’s employment with Company shall terminate.

“Engagement Date” shall mean the fifteenth (15th) day of January 2001, which was the effective date of Executive’s Consulting Agreement with Company.

“Excluded Property” shall mean those items of personal property either owned by Executive or to which Executive has exclusive rights and listed on Schedule "1," entitled "Excluded Property," which is attached hereto and made a part hereof.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, show how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Licensed Property” shall mean that property referenced in Schedule 1, entitled “Licensed Property.”

“Moral Rights” shall mean all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist's rights,” “droit moral rights,” or the like.

“Person” shall mean any individual, partnership, limited partnership, limited liability partnership, limited liability company, corporation, trust, association, non-profit or charitable organization or other entity, or an unincorporated organization, a governmental entity or any department or agency thereof.

“Proprietary Rights” shall mean all patent rights, copyrights, sui generis rights, trade secrets, mask work rights, and other Intellectual Property rights throughout the world.

“Restricted Business” shall mean any endeavors in the field relating to the diagnosis, prognosis, prevention and treatment of cancer in humans, until changed by vote of the board in connection with the acquisition by the Company of other technology outside the stated field that costs or has a budget allocation of at least 10% of the assets or annual budget of the Company, or in connection with the acquisition of the Company or all or substantially of the assets of the Company, etc.

"Trade Secrets" shall mean information, including, but not limited to, Confidential Information, that:  (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (to the extent that applicable law mandates a definition of "trade secret" inconsistent with the foregoing definition, then the foregoing definition shall be construed in such a manner as to be consistent with the mandated definition under applicable law).

“Work Product” shall mean all of Executive’s right, title, and interest in and to any and all Developments (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, that was or is developed, made, conceived or reduced to practice or learned by Executive, either alone or jointly with others, during the period of Executive’s employment or engagement  with Omnimmune dating from the Engagement Date or within twelve (12) months after termination of such employment or engagement which relate to, arise in connection with or are otherwise derived from the scope of Executive’s Services (as such term is defined in the Employment Agreement).

2.           Restrictive Covenants.

(a) Nondisclosure.  Executive acknowledges that he may be exposed to certain Confidential Information and Trade Secrets and the Proprietary Rights thereto during the Employment Period, and his unauthorized use or disclosure of such information, data or rights could cause immediate and irreparable harm to Omnimmune.  Accordingly, except to the extent that he is required to use such property, information, technology or data to perform his obligations as an employee of Omnimmune, Executive agrees that he shall not (and shall take full responsibility for ensuring that none of his agents), without the express and duly authorized written consent of Omnimmune, redistribute, market, publish, disclose or divulge to any other Person, or use or modify for use, directly or indirectly in any way for any Person (i) any of Omnimmune’ Confidential Information and Proprietary Rights thereto during his Employment Period and for a period of three (3) years immediately thereafter; and (ii) any of Omnimmune' Trade Secrets and Proprietary Rights thereto at any time during which such information shall constitute a Trade Secret (whether before, during or after termination of the Employment Period).

(b)  Arbitration of Executive’s Claims.  If, upon separation from Company, Executive claims to own or retain any rights in Company Products and such claim or claims are disputed by Company (the “Dispute”), then the Parties agree to submit the Dispute to arbitration in which each party will appoint one arbitrator and together, appoint a third one.  The arbitrator will hear the facts within forty-five days and render their definitions and findings and binding decision within a total of ninety days from the initiation of the arbitration.

(c)  Exception to Confidentiality Obligation.  The confidentiality obligations hereunder shall not apply to information that can be demonstrated by Executive to:

(i) have been developed independently by or known to Executive prior to execution of this Agreement and not otherwise assigned, transferred or otherwise conveyed to Company under this Agreement or any other agreement;

(ii) not have been acquired, directly or indirectly, by Executive from the Company or from a third party under an obligation of confidence and limited use;

(iii) have been rightfully received by Executive in accordance with this Agreement after disclosure to Company from a third party who did not require Executive to hold it in confidence or limit its use and who did not acquire it, directly or indirectly, from the Company under a continuing obligation of confidence;

(iv) have been in the public domain as of the date of this Agreement, or comes into the public domain during the term of this Agreement through no fault of Executive; or

(v) to be required to be disclosed by a governmental or other regulatory body or by action of law.

(d)           Limitation on Solicitation of Customers and Personnel. During the Employment Period and for a period of two (2) years immediately thereafter, Executive shall not, directly or indirectly, alone or in conjunction with any other Person, (i) solicit any actual or actively sought prospective client or customer of Omnimmune with whom or which Executive had material contact during the Engagement Period or with respect to whom or which Executive was provided Confidential Information by Omnimmune during the Employment Period (a “Omnimmune Customer”) for the purpose of providing such Omnimmune Customer products or services that are substantially similar to or competitive with the Restricted Business, (ii) solicit any employee, other personnel or independent contractor of Omnimmune (a “Protected Person”) for the purpose of encouraging such Protected Person to sever an employment, contractual or other relationship with Omnimmune or (iii) hire or otherwise retain a Protected Person to perform services of a nature substantially similar to that which such Protected Person performed for Omnimmune within a one (1) year period prior to any such hiring or engagement.

3.  Assignment of Company Products.

(a)           Omnimmune owns and shall own and Executive hereby agrees to assign and assigns to Omnimmune any and all Company Products, to the fullest extent allowable by law, and Executive shall promptly disclose such Company Property to Omnimmune.    In addition to the foregoing, Executive shall execute of even date herewith that certain “Assignment,” which is attached hereto and marked as Attachment “1.”

(b)           Executive further acknowledges that all original works of authorship that are made by him (solely or jointly with others) during the term of Executive’s employment or engagement with Omnimmune and that are within the scope of is employment or engagement and protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101).

(c)           To the extent Executive retains any such Moral Rights under applicable law, Executive hereby waives such Moral Rights and consents to any action with respect to such Moral Rights by or authorized by Omnimmune and specifically grants to Omnimmune the right to alter such Company Products.  Executive will confirm any such waivers and consents from time to time as requested by Omnimmune.

4.  Enforcement of Proprietary Rights.

(a)           Executive will assist Omnimmune in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Products in any and all countries.  To that end, Executive will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as Omnimmune may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof.  In addition, Executive will execute, verify, and deliver assignments of such Proprietary Rights to Omnimmune or its designee.  Executive’s obligation to assist Omnimmune with respect to Proprietary Rights relating to such Company Products in any and all countries shall continue beyond the termination of Executive’s employment or engagement, but Omnimmune shall compensate Executive at a reasonable rate after termination of its employment or engagement for the time actually spent by Executive at Omnimmune’s request on such assistance.

5.  No Conflicting Obligation.  Executive represents that its performance of all the terms of this Agreement and as an employee or consultant of Omnimmune does not and will not breach any agreement between it and any other employer, person or entity.  Executive has not entered into, and it agrees it will not enter into, any agreement either written or oral in conflict herewith.  Executive shall, during the term of its employment or engagement, diligently promote the interests of Omnimmune.  Executive shall serve Omnimmune to the best of its ability, faithfully, honestly, diligently and efficiently.

6.  Return of Company Documents.  When Executive’s employment with or engagement by Omnimmune ceases for any reason (or no reason), Executive will promptly deliver to Omnimmune all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material (and regardless of whether any of the foregoing is kept in physical or electronic form) containing or disclosing any Confidential Information and Trade Secrets, including, without limitation, Company Products and Proprietary Rights relating thereto of Omnimmune.  Executive further agrees that any property situated on Omnimmune’s premises and owned by Omnimmune, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

7.  [Reserved.]

8.  Remedies; Damages, Injunctions and Specific Performance.It is expressly understood and agreed that the covenants, agreements and services to be rendered and performed by Executive under this Agreement shall survive any termination or expiration of this Agreement, whether voluntary or involuntary, with or without cause, and are special, unique, and of an extraordinary character.  In the event of any default, breach or threatened breach by Executive of any term, provision or Section of this Agreement to be performed by Executive, Omnimmune shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, and shall be entitled to such relief as may be available to it pursuant hereto, at law or in equity, including, without limitation:  (a) damages for any breach of this Agreement; (b) an order for the specific performance hereof by Executive; or (c) an order enjoining Executive from breaching such provisions, without bond and without prejudice to any other rights and remedies that Omnimmune may have for a breach of this Agreement.

9.  Tolling.  Executive hereby expressly acknowledges and agrees that in the event the enforceability of any of the terms of this Agreement shall be challenged in court or pursuant to arbitration and Executive is not enjoined (either temporarily or permanently) from breaching any of the restraints set forth in this Agreement, then if a court of competent jurisdiction or arbitration panel finds subsequently that the challenged restraint is enforceable, the time period of the restraint shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of the restraint until the dispute is finally resolved and all periods of appeal have expired.

10. Ancillary Agreement.  This Agreement shall be construed as an agreement ancillary to that certain Employment Agreement entered into of even date herewith and by and among Omnimmune and Executive (to which this Agreement is attached as Exhibit A (the “Employment Agreement”), and the existence of any claim or cause of action of Executive against Omnimmune, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Omnimmune of this Agreement.

11. Binding Effect and Assignability.  The rights and obligations of Omnimmune under this Agreement shall inure to the benefit of and shall be binding upon any affiliate, successor or assign of or to the business of Omnimmune.  Neither this Agreement nor any rights or obligations of Executive shall be transferable or assignable by Executive without Omnimmune's prior written consent, and any attempted transfer or assignment hereof by Executive not in accordance herewith shall be null and void.

12. Severability.  All Sections, sub-Sections, paragraphs, terms and provisions of this Agreement are severable, and the unenforceability or invalidity of any of the terms, provisions, Sections, sub-Sections or paragraphs of this Agreement shall not affect the validity or enforceability of the remaining terms, provisions, Sections, sub-Sections or paragraphs of this Agreement, but such remaining terms, provisions, Sections, sub-Sections or paragraphs shall be interpreted and construed in such a manner as to carry out fully the intention of the Parties.

13. Captions and Counterparts.  The Section headings in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation hereof.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

14. Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if personally served or if telecopied (if telecopied on a business day and during business hours at the place of receipt and if receipt is confirmed) or three (3) days after mailed if mailed by reputable international overnight delivery service, postage prepaid and in any event addressed to the address set forth in the signature clause to this Agreement or to such other address as shall be designated by written notice issued pursuant hereto.

15. Waiver.  The waiver by any party to this Agreement of a default or breach of any Section, sub-Section or provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent default or breach of the same or of a different Section, sub-Section or provision by any party hereto.

16. Governing Law and Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMMERCIAL MATTERS, INCLUDING EMPLOYMENT AGREEMENTS, ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES (IF ANY) BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS EMPLOYMENT AGREEMENT OR MATTERS RELATED HERETO.

17.  Entire Agreement.  This Agreement, together with the Employment Agreement to which this Agreement is attached as Exhibit A and entered into between the Omnimmune and Executive, contains the complete agreement concerning the employment arrangement between Omnimmune and Executive as of the date hereof.

18.  Construction and Interpretation.  Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself, or through its agent, prepared the same, and it is expressly agreed and acknowledged that Omnimmune and Executive and each of his and its representatives, legal and otherwise, have participated in the preparation hereof.

SCHEDULE 1
EXCLUDED & LICENSED PROPERTY

Excluded Property.

The use of Intellectual Property that was owned by Executive before the Effective Date within the field of veterinary medicine and has not been assigned or otherwise licensed either (a) by Executive to (i) Company or (ii) a Person from which Company has in turn licensed such Intellectual Property or (b) by a third party to Company.

Licensed Property.

If during the Term (as defined in the Employment Agreement) Executive develops Intellectual Property that may be used within the fields of both veterinary medicine (the “Veterinary IP”) and human medicine, then Executive shall have the first right of refusal (which right shall lapse if not exercised within 30 days following notice by Company to Executive of its intent to license the Veterinary IP to third parties) to use the Veterinary IP within the field of veterinary medicine only in consideration for a royalty payment in the amount of 3% of gross revenue (e.g., licensing or sublicensing fees, lump sum payments, whether in cash or other property) derived therefrom.

ATTACHMENT 1

ASSIGNMENT

FOR the sum of One Dollar ($1.00), and other good and valuable consideration, the receipt of which is hereby acknowledged,  I/we, the undersigned, do hereby:

SELL, ASSIGN AND TRANSFER to Omnimmune Corporation (the “Assignee”), a corporation organized and doing business under the laws of Texas, having a place of business at 4600 Post Oak Place, Suite 152, Houston, Texas 77027, the entire right, title and interest for the United States and elsewhere throughout the world in and to the “Tier 1 Old Technology” as that term is defined in the Consulting Agreement executed by Assignee on January 15, 2001, including all rights and ownership in and to the hCG-related inventions, including any cell lines and monoclonal antibodies, whether patented, patentable, or unpatentable, as well as any patents and patent applications and any continuations, divisions, and/or continuations-in-part thereof and corresponding foreign applications, owned by Assignor and/or to which Assignor claims equitable interests in the fields of human fertility control and diagnosis and/or treatment of cancer in humans.  This assignment extends to all Tier 1 Old Technology owned by Assignor and/or to which Assignor claims equitable ownership including, but not limited to,

a.           the GK-1 cell line and monoclonal antibodies,

b.           the B-151 and B-152 cell lines and monoclonal antibodies as described in and including U.S. provisional application No. 60/128,845, DETECTION OF CANCER AND ABNORMAL PREGNANCY USING MONOCLONAL  ANTIBODIES SPECIFIC FOR hCG ISOFORMS,

c.           U.S. patent application Serial No. 08/851,515, DIFFERENTIAL IMMUNOCYTOCHEMICAL DIAGNOSIS OF CANCER USING ANTIBODIES AGAINST hCGß,

d.           International Application No. PCT/US98/24722, DIRECT CYTOTOXIC ACTIVITY BY ANTI-hCG MONOCLONAL ANTIBODIES, in the event the investigation to be conducted by the Assignee into the facts of inventorship of that invention develops evidence indicating that Assignor is an inventor and/or co-inventor of the invention described and claimed in said application such that the Assignee must attempt to correct the inventorship of said application with the result that Assignor has a claim to ownership of said invention and said application;

e.           the method of increasing the viability of anti-hCGß antibody-producing cell lines described in the AccuReg July 17, 1995 report memo to Donna Murasko, and

f.           the inventions and disclosures listed in Exhibit A to the letter dated August 19, 1999 from Scot G. Hamilton to Assignor, which Exhibit is attached to this Assignment and made a part of this Assignment by this specific reference, and Assignee’s ownership interest and/or equitable interest in such inventions and any patent applications pending or issued that are directed to such inventions.

Provided, however, that only the Tier 1 Old Technology relating to the fields of human fertility control and the diagnosis and/or treatment of cancer in humans is being assigned to Assignee by this Assignment;

AUTHORIZE AND REQUEST the Patent and Trademark Office, and the appropriate authorities for any and all applications for patent in countries foreign to the United States, to issue any and all such patents granted on such improvements to the Assignee;

AGREE that this Assignment takes the place of the Assignment executed by Assignor on December 20, 2001, and that in the event of any inconsistency between the December 20, 2001 Assignment and this Assignment, the provisions of this Assignment are to control;

WARRANT AND COVENANT that no assignment, grant, mortgage, license or other agreement affecting the rights and property herein conveyed has been or will be made to others by the undersigned, and that the full right to convey the same as herein expressed is possessed by the undersigned; and

COVENANT that, when requested and at the expense of the Assignee, to carry out in good faith the intent and purpose of this assignment, the undersigned will execute and deliver to the Assignee all divisional, continuing, substitute, renewal, reissue, and all other patent applications on any and all such improvements, execute and deliver to the Assignee all rightful oaths, declarations, assignments, powers of attorney and other papers, communicate to the Assignee all facts known to the undersigned relating to such improvements and the history thereof, and generally do everything possible which the Assignee shall consider desirable for vesting title to such improvements in the Assignee, and for securing, maintaining and enforcing proper patent protection for such improvements.

SAID ASSIGNMENT TO BE BINDING on the heirs, assigns, representatives and successors of the undersigned and extend to the successors, assigns and nominees of the Assignee.

                                                         , 2008
Alexander Krichevsky (“Assignor”)                 Date

STATE OF PENNSYLVANIA                             §
 §
COUNTY OF ALLEGHENY                                 §

Before me, the undersigned authority, on this date personally appeared Alexander Krichevsky, Assignor, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she executed the same for the purposes and consideration therein expressed.

Given under my hand and seal this _____ day of _________________, 2008.

Notary Public, State of Pennsylvania

My Commission Expires:

EXHIBIT B

Revenue Percentage Bonus

In the event that the Company (a) initiates one or more transactions with one or more third parties during the Term and (b) consummates such transaction or transactions during the Term or within twenty-four (24) months from the applicable Termination Date of this Agreement, from which the Company receives any Revenues (each a “Transaction”), Executive shall be entitled to a revenue percentage payment equal to two percent (2%) of such Revenues from each such Transaction, payable to Executive within thirty (30) days of receipt by the Company of such Revenues (the “Revenue Percentage Payment”).

For the purposes of this Agreement, “Revenues” shall mean the consideration, if any, paid to the Company or for the Company’s benefit, including, without limitation, (i) any lump sum payment or series of related lump sum payments from a third party in consideration for the third party acquiring an interest in the future revenues of a product or technology owned or controlled by the Company, and (ii) capital contributions or other payments into partnerships or joint ventures with the Company by a partner, collaborator or other third party, whether in cash or in kind (valued at fair market value), in exchange for the licensing, sublicensing, or transfer of technology, or to develop technology or products of, or with, the Company, including, without limitation, license fees, milestone payments and premiums paid on purchases, whether equity or debt, of the capital stock of the Company, provided, that such premiums shall include only the amount paid greater than the fair market value of such capital stock.  For clarification, Executive is also being issued of even date herewith a Contingent Promissory Note in the amount of $500,000 (the “Executive Note”) and is an obligation separate and independent from this Agreement, payable in accordance with its terms from proceeds obtained by the Company whether or not received during the Employment Term.  Notwithstanding any provision in this Agreement or the Executive Note to the contrary, Revenue Percentage Payments to Executive from the Revenues, regardless of how they may otherwise be characterized or described, shall be allocated first in and to the reduction of the outstanding balance on the Executive Note.

EXHIBIT C

FORM OF RELEASE

See attached Form of Release.
RELEASE AGREEMENT
IN CONNECTION WITH TERMINATION
OF EMPLOYMENT [WITHOUT CAUSE]
[FOR GOOD REASON]

THIS RELEASE AGEEMENT IN CONNECITON WITH TERMINATION OF EMPLOYMENT [WITHOUT CAUSE][FOR GOOD REASON] (the “Release”) is made and entered into as of the ___ day of ___ 200_ (the “Effective Date”), by and between [____________], a resident of the State of [______] (“Executive”) and Omnimmune Corp., (“Company”), a [Delaware] corporation.  Unless otherwise defined herein, capitalized terms and phrases shall have the meaning ascribed thereto in the Employment Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Executive and Company entered into that certain Executive Employment Agreement dated as of the ___ day of ____ 2008 (together with the Statement, the “Employment Agreement”);

WHEREAS, [Company][Executive] has determined to terminate the Employment Agreement and Executive’s employment thereunder [without Cause][for Good Reason] (the “Termination”);

WHEREAS, following the Termination Date, Executive is entitled to be paid the Severance Payment, but only upon and following his execution of this Release; and

WHEREAS, based on the foregoing, Company has prepared this Release for Executive’s review and execution, subsequent to which and upon and all terms and conditions hereof becoming effective, Executive will thereafter become entitled to be paid the Severance Payments as and to the extent the same are provided under  the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Severance Payments.  Subject to and conditioned upon this Release becoming fully effective in all respects following the Termination Date, Company shall pay to Executive the Severance Payments as and to the extent the same are provided under the Employment Agreement.  Notwithstanding any provision of this Release to the contrary, in no event shall this Release have any effect on either party’s Claims (as defined below) based on acts or omissions occurring after the date hereof in breach of the Statement or any term or condition of the Employment Agreement if such term or condition survived the Termination of such Employment Agreement, with the Statement and such surviving terms and conditions of the Employment Agreement continuing to be enforceable against the parties thereto for the applicable period of limitations.

2.           Executive Releases, Waiver, and Covenant Not to Sue.

(a) Release.  As of and coincident with the Effective Date, Executive hereby and forever releases and discharges Company and Company’s shareholders, officers, directors, affiliates, agents, successors, assigns and insurers (collectively, the “Company Released Parties”) from any and all Claims, except as otherwise provided in Section 1, of this Release, based upon, arising out of or otherwise relating in any way whatsoever to the Employment Agreement, including, without limitation, any termination thereof or rights thereunder (the “Employment-Related Claims”).  The foregoing release shall constitute a complete and general release of all such Employment-Related Claims, a waiver of such Claims and a covenant not to sue thereon, and Executive shall be deemed to have fully, finally, and forever settled, discharged, released, waived, and abandoned any and all Employment-Related Claims he had, may have had, has or may have, and the foregoing release shall in all respects and in any event and in all cases be deemed to release each of the Company Released Parties from any injury, damage, liability, responsibility, or obligation Executive may have suffered with respect to the Employment-Related Claims.

(b) Definition.  For purposes of this Release, “Claim” shall mean any and all causes of action, actions, affirmative defenses, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of every kind and character, whether known or unknown, suspected or unsuspected, existing or prospective, from the beginning of time through and including the Termination Date, including, without limitation, any and all claims, including claims based on, arising under or otherwise relating to the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Act, all other federal or state statutes regulating military service leaves, and all amendments thereof or any other relevant or potentially applicable state and federal statutes; past wages or salaries, emotional distress, personal injuries or damages, disability insurance or other benefits (except vested retirement benefits), violation of any express or implied agreement, written or verbal, and any common law duty, including claims for attorney fees.

(c) No Admission.  Executive acknowledges that this Release reflects the settlement of the Employment-Related Claims that are denied and contested, and agrees that the settlement reflected by this Release shall not be construed as an admission of liability, guilt or innocence of Company.

(d) Covenant Not to Sue.  Executive agrees that he will never institute any action for suit-at-law or action against all or any one of the Company Released Parties, nor institute, prosecute, or in any way aid in the institution or prosecution of any Employment-Related Claim for damages, costs, loss of services, expenses, or compensation for or on account of any damage, loss or injury, either to person or property or both, whether developed or undeveloped, resulting to or to result, known or unknown, past, present, or future, arising out of any Employment-Related Claim that is, is to be or has been released under Release.

3.           Company Releases, Waiver and Covenant Not to Sue.

(a) Release.  As of and coincident with the Effective Date, Company hereby and forever releases and discharges Executive and each affiliate, agent, successor, assign and insurer thereof (collectively, the “Executive Released Parties”) from any and all Claims, except as otherwise provided in Section 1, of this Release, based upon, arising out of or otherwise relating in any way whatsoever to the Employment-Related Claims.”  The foregoing release shall constitute a complete and general release of all such Employment-Related Claims, a waiver of such Claims and a covenant not to sue thereon, and Company shall be deemed to have fully, finally, and forever settled, discharged, released, waived, and abandoned any and all Employment-Related Claims it had, may have had, has or may have, and the foregoing release shall in all respects and in any event and in all cases be deemed to release each of the Executive Released Parties from any injury, damage, liability, responsibility, or obligation Company may have suffered with respect to the Employment-Related Claims.

(b) No Admission.  Company acknowledges that this Release reflects the settlement of the Employment-Related Claims that are denied and contested, and agrees that the settlement reflected by this Release shall not be construed as an admission of liability, guilt or innocence of Executive.

(c) Covenant Not to Sue.  Company agrees that it will never institute any action for suit-at-law or action against all or any one of the Executive Released Parties, nor institute, prosecute, or in any way aid in the institution or prosecution of any Employment-Related Claim for damages, costs, loss of services, expenses, or compensation for or on account of any damage, loss or injury, either to person or property or both, whether developed or undeveloped, resulting to or to result, known or unknown, past, present, or future, arising out of any Employment-Related Claim that is, is to be or has been released under Release.

4.           Executive’s Acknowledgements, Representations and Warranties.  In executing this Release, Executive acknowledges, represents and warrants the following:

(a) He was encouraged by Company to consult with an attorney or other advisor of his choosing regarding the terms and conditions of this Release, and he has either consulted with an attorney regarding this Release or has intentionally chosen not to exercise his right to consult with an attorney;

(b) He may revoke this Release at any time within seven consecutive calendar (7) days of the Effective Date, by delivering to Company’s Chief Executive Officer written notice of such revocation; but that Company shall have no obligation whatsoever to pay the Severance Payments until both Executive shall have delivered a fully executed copy of this Release and such seven (7) day revocation period shall have lapsed without Executive having exercised such revocation right;

(c) He has been provided a period of twenty-one (21) days in which to review this Release prior to signing;

(d) He has read and understands each of the terms and conditions of this Release;

(e) His actions are voluntary and free from coercion or duress by Company or any of its representatives; and

(f) He is not in breach and has engaged at no time prior to the Termination Date in no act or omission that might otherwise constitute a breach of the Employment Agreement or any other agreement referenced therein.

4.           Non-Admission of Liability.  By execution of this Release, each party specifically denies any wrongdoing as to the other party, and specifically disclaims any violation of any law, contract, public policy, or the commission of any tort.

5.           Non-disparagement.  The parties mutually agree that neither will disparage nor denigrate the other or the others reputation, name or goodwill in any communication, verbal or written, with any third-party, either during or after Executive’s employment with Company.

6.           Breach/Tender of Proceeds.  Should Executive violate or breach any term or condition of this Release or the Employment Agreement and thereafter fail to cure any such default in accordance with the terms thereof, Company's obligation to pay the Severance Payments shall terminate upon and coincident therewith, and Executive shall have no further rights to any such payments thereafter.  In the event Executive attempts to challenge the enforceability of this Release, Executive must, as a precondition to bringing such challenge, tender to Company all monies and other tangible consideration received by him pursuant to this Release, plus interest, and request Company to retain such consideration and agree to cancel this Release.  In the event Company does not accede to any such request to cancel this Release, Company shall so notify Executive and place such consideration thereafter in an interest-bearing escrow account pending resolution of any issue over this Release’s enforceability.

7.           Applicable Law.  Unless expressly stated in this Release, the terms and conditions of the Employment Agreement shall govern this Release as to matters of involving the handling of any interpretation or disputes between the parties.

8.           Entire Agreement.  This Release and Employment Agreement, which agreement (except for those provisions that survive) is terminated as of the Termination Date, contains the entire understanding of the parties with respect to the matters set forth herein, and supersedes all previous verbal and written agreements between them; provided that, for the avoidance of doubt, the terms of this Release shall not modify the terms of the Employment Agreement unless specifically set forth in Release.  The terms and conditions of this Release and Employment Agreement cannot be modified except in a subsequent writing agreed to and signed by Executive and the Chief Executive Officer of Company.

9.           Counterparts. This Release may be executed in counterparts, each of which, when executed, shall be an original, and all of which together shall constitute one and the same agreement.  The signatories may execute this Release by facsimile counterparts, and a legible facsimile of a signature shall be as effective as an original signature.

10.           Assignment.  This Release may not be assigned by either party without the written prior consent of the other party, which consent shall not be unreasonably withheld, delayed, denied or conditioned.

IN WITNESS WHEREOF, the parties have signed this Release on the dates written below.

ON BEHALF OF COMPANY:                                                                  EXECUTIVE:

Omnimmune Corp.

_____________________________                                                     ______________________________
Name:  [_______]                                                                                         [__________], individually
Title:  Chief Executive Officer